Exhibit 15.3

CARDIOL THERAPEUTICS INC.
(THE “CORPORATION”)

CORPORATE GOVERNANCE AND COMPENSATION
COMMITTEE CHARTER

A.	PURPOSE

The overall purpose of the Corporate Governance and Compensation Committee (the “Committee”) is two-fold: (a) to advise and make recommendations to the Board of Directors of the Corporation (the “Board”) on the Corporation’s strategy, policies and programs relating to the compensation and development of senior management and directors with a view to recruiting and retaining individuals of the highest calibre; and (b) to provide a focus on corporate governance that will enhance corporate performance, and to ensure on behalf of the Board and shareholders that the corporate governance system is effective in the discharge of its obligations to the Corporation’s stakeholders.

B.	COMPOSITION, PROCEDURES AND ORGANIZATION

1.

The Board, at its organizational meeting held in conjunction with each annual meeting of the shareholders, shall appoint the members of the Committee and the Chair of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.

The Committee shall consist of at least three members of the Board, a majority of whom shall be independent as defined under National Instrument 52-110 – Audit Committees and applicable stock exchange rules and who shall have relevant skills and/or experience in the Committee’s areas of responsibility. In determining the independence of any member of the Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to the Corporation which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the Corporation to such director; and (ii) whether such director is affiliated with the Corporation, a subsidiary of the Corporation or an affiliate of a subsidiary of the Corporation.

3.	If the Chair is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen by the Committee to preside at the meeting.

5.

The Committee shall meet regularly each year on such dates and at such locations as the Chair of the Committee shall determine and may also meet at any other time or times on the call of the Chair of the Committee or any two of the other members.

6.

The quorum for meetings shall be a majority of the members of the Corporation, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear eachother.

7.

The Chief Executive Officer (the “CEO”) of the Corporation shall be available to advise the Committee, shall receive notice of all meetings of the Committee and may attend meetings at the invitation of the Chair of the Committee.

8.

Notice of the time and place of every meeting shall be given in writing or by e-mail or facsimile communication to each member of the Committee at least 24 hours prior to the time fixed for such meeting; provided, however, that a member may in any manner waive a notice of a meeting and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

9.

The Chair shall develop and set the Committee's agenda, in consultation with other members of the Committee, the Board and senior management. The agenda and information concerning the business to be conducted at each Committee meeting shall, to the extent practical, be communicated to the members of the Committee sufficiently in advance of each meeting to permit meaningful review.

10.	The Committee shall have the power to delegate its authority and duties to subcommittees or individual members of the Committee as it considers appropriate.

11.	In discharging its responsibilities, the Committee shall have full access to all books, records, facilities and personnel of the Corporation.

12.	At the invitation of the Chair, one or more officers or employees of the Corporation may, and if required by the Committee shall, attend a meeting, or portion of a meeting, of the Committee.

13.

The Committee shall fix its own procedure at meetings and keep records of its proceedings. The Committee is accountable to the Board and shall report to the Board when the Committee may deem appropriate (but not later than the next meeting of the Board).

14.

The Committee, when it considers it necessary or advisable in its sole discretion, may retain compensation consultants, legal counsel or other advisors to assist or advise the Committee independently on any matter within its mandate; PROVIDED THAT prior to formally engaging each such advisor, the Chair shall notify management of its intention, in order to confirm that there would be no conflicts or other reasonable grounds for not engaging such advisor.

15.	The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Committee.

16.

The Corporation must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other advisor retained by the Committee.

17.

The Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Committee, other than in-house legal counsel, only after taking into consideration the following factors:

a.	The provision of other services to the Corporation by the person that employs the compensation consultant, legal counsel or other advisor;

b.

The amount of fees received from the Corporation by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

c.	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

d.	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the Committee;

e.	Any securities of the Corporation owned by the compensation consultant, legal advisor or other advisor; and

f.	Any business or personal relationship of the compensation consultant, legal advisor or other advisor or the person employing the advisor with an executive officer of the Corporation.

18.	The CEO may not be present during voting or deliberations on his or her compensation.

C.	DUTIES AND RESPONSIBILITIES

Within the scope of its overall purpose, the duties and responsibilities of the Committee shall be as follows:

1.	to review the adequacy and form of compensation for senior management and ensure that the compensation realistically reflects the risks and responsibilities of such positions;

2.	to review and recommend to the Board for approval policies relating to compensation of the Corporation’s senior management and directors;

3.

to establish a process for the Board to review and approve on an annual basis, the strategic plan for the following year which takes into account the key risks and opportunities of the business and overall corporate priorities.

4.	In conjunction with the Audit Committee, ensure principal risks to the business are identified and appropriate systems are in place to manage these risks.

5.

to review and approve the corporate goals and objectives relevant to the CEO’s compensation, evaluate, on an annual basis, the CEO’s performance in light of those goals and objectives and recommend to the Board the CEO’s compensation based on this evaluation and in the context of the Corporation’s strategic objectives;

6.	review the performance of the members of senior management and approve the amount and composition of compensation to be paid to the members of senior management;

7.	to review and approve senior management succession and development plans;

8.	to establish a process to recognize the skills and experiences of current board members as well as a process to nominate new board members, reflecting the existing board competencies and the skills a new nominee will bring to the boardroom.

9.	to establish a process to review and assess individual board and senior management members regarding his/her effectiveness and contribution.

10.	to provide continuing education for all directors to ensure their knowledge and understanding of the business remains current

11.	to review and make recommendations to the Board with respect to benefits, stock option and other incentive plans for senior management;

12.

to review the adequacy and form of compensation for the directors and ensure that the compensation realistically reflects the responsibilities and risks of such positions and fix the amount and composition of such compensation;

13.	to review and assess the design and competitiveness of the Corporation’s employment agreements, including the severance and change of control provisions;

14.	to review and approve the executive compensation disclosure in the Corporation’s management proxy circular;

15.

to develop and monitor the overall approach to corporate governance issues and, subject to approval by the Board, to implement and administer a system of corporate governance which reflects superior standards of corporate governance practices;

16.

to report annually to the shareholders, through the annual management proxy circular or annual report to shareholders, on the Corporation’s system of corporate governance and the operation of its system of governance, having reference to National Policy 58-201 - Corporate Governance Guidelines; and

17.	to report regularly to the Board on the Committee’s activities andfindings.

D.	Committee and Charter Review

The Committee will conduct an annual review and assessment of this charter and its calendar of activities, taking into account all legislative and regulatory requirements applicable to the Committee, as well as any best practice guidelines recommended by regulators or the exchange on which the securities of the Corporation are then listed, as well as the effectiveness of the Committee on an annual basis and recommend such changes as may be considered necessary for approval by the Board.

Approved October 22, 2018

Revised December 3, 2019

Revised September 16, 2020

Revised July 28, 2021

APPENDIX A

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE
CALENDAR OF ACTIVITIES 2021

	Matter	Feb	June	Nov
1	Approve Minutes of Previous Meetings	X	X	X
2	Review of Performance and Compensation for CEO	X
3	Review of Compensation for Senior Management	X
4	Review of Directors’ Compensation		X
5	Review and Approve Corporate Goals and Objectives for 2021	X
6	Review Approve Compensation Framework, Policies, Guidelines and Programs, Stock Option Plan etc		X
7	Review of Employment Agreements			X
8	Report on Succession Planning		X
9	Approve Disclosure of Executive Compensation in Management Information Circular	X		X
10	Discussion of Human Resource and Compensation Issues, Needs and Trends		X
11	Review Calendar of Activities	X
12	Review Charter			X
13	Recommend annual stock option grant	X
14	Review process for Annual Strategic Plan creation & approval	X	X
15	Review and Update Director Nomination Process			X
16	Review and Update Board Skills Matrix			X
17	Document Continuing Education topics for Board Members			X
18	Document Risk Management Process and Protocol		X
19	Develop Process and template for individual Board and Management Assessments		X
20	Review Code of Business Conduct, Whistle Blower Policies		X
21	Matrix to checklist all 58-201 polices to ensure compliance	X	X	X